CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement No. 333-148815 on Form N-6 of our report dated April 3, 2025, relating to the statutory-basis financial statements of Talcott Resolution Life and Annuity Insurance Company, appearing in the N-VPFS for the year ended December 31, 2024. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Hartford, Connecticut
April 24, 2025